EXHIBIT 10.7

CONFIDENTIAL TREATMENT REQUESTED
LICENSE AGREEMENT

This Agreement is entered into between the National Technical
Information Services (NTIS), a primary operating unit of the United States Department of Commerce, having offices at 5285 Port Royal Road, Springfield, VA 22161, and Protein Design Labs, Incorporated (LICENSEE), a corporation, having offices in Palo Alto, California.

WHEREAS, the United States Department of Health and Human Services has sponsored research on malignancy and autoimmune disorders in humans and has received by assignment certain valuable patent rights thereon in the United States; and

WHEREAS, pursuant to 35 U.S.C. 207 and 37 C.F.R. 404 the Department of Health and Human Services has transferred custody of the entire right, title and interest in the patent rights to the Department of Commerce; and

WHEREAS, the Department of Commerce, pursuant to 35 U.S.C. 207 and 37
C.F.R. 404 is authorized to receive by transfer custody of the right, title and interest in federally owned inventions; to apply for, obtain and maintain patents on federally owned inventions in the United States and in foreign countries; to grant nonexclusive, partially exclusive or exclusive licenses under federally owned patents and patent applications; and to undertake all other suitable and necessary steps to protect and administer rights to federally owned inventions; and

WHEREAS, the Secretary of Commerce, through Department Organization
Order 30-7A, has delegated to NTIS the authority of the Secretary to acquire federally owned inventions from other Federal agencies for the purpose of licensing the use of those inventions in the United States; and

WHEREAS, NTIS desires, in the public interest, that the subject invention be perfected, marketed and practiced so that the benefits are readily available for widest possible utilization in the shortest time possible; and

WHEREAS, LICENSEE has the facilities, personnel and expertise to bring, and is willing to expend reasonable efforts to bring the invention to the point of practical application at an early date.

NOW THEREFORE, in consideration of the foregoing, including the above-cited patent licensing regulations, NTIS and LICENSEE agree as set forth below.

                                 ARTICLE I
                                Definitions

1.1     Licensed Patent(s) shall mean issued claims in U.S. Patent
Application Serial Number 7-085,707 filed August 17, 1988 all divisions, continuations and continuations-in-part of such patent applications, where the making, using or selling in such continuations-in-part would be covered by a claim in such patent applications or their divisions and all patents issuing from such patent applications and all reissues, renewals and extensions of such patents.

1.2 Licensed Process shall mean a method of treating T-cell mediated disorders in humans encompassed within the scope of a claim in a Licensed Patent.

1.3 Net Sales shall mean the amount billed or invoiced on sales of any Product used in practicing the Licensed Process or, in the event of disposal of any Products other than as scrap prior to its shipment from its place of manufacture or pre-disposal storage or other than by sales, the amount billed or invoiced for a like quantity and quality of any such Product on or about the time of such disposal, less:
(a) flat nine percent (9%) representing customary trade, quantity or cash discounts and nonaffiliated brokers' or agents' commissions; actually allowed and taken;
(a) Amounts repaid or credited by reason of rejections or returns; and/or
(c) Any freight or other transportation costs, insurance charges, duties, tariffs and all sales and excise taxes based directly on sales or turnover or delivery of material produced under this Agreement.

Net Sales shall not include any product used in practicing the Licensed Process which is used for research or collaborative research, clinical trials, donations for humanitarian purposes, or promotional allowances or other promotional purposes.

1.4 AFFILIATE shall mean any person, corporation, firm, partnership or other entity in which LICENSEE owns or controls at least fifty percent (50%) of the voting stock thereof.

1.5 Licensed Territory shall mean those countries listed in the attached Schedule and in which a Licensed Patent subsists, and any other countries in which a Licensed Patent may be filed in the future.

                            ARTICLE II
                              Grant

2.1 NTIS hereby grants to LICENSEE and any AFFILIATES of LICENSEE's choice, subject to the terms and conditions herein, a nonexclusive license under the Licensed Patent(s) to make, have made, use and sell Products used in practicing the Licensed Process and to practice the Licensed Process in the Licensed Territory for the term of this Agreement. LICENSEE shall notify NTIS of any AFFILIATE included under this Paragraph 2.1. LICENSEE may make, have made, use and sell products used in practicing the Licensed Process and to practice the Licensed Process in any country outside the Licensed Territory with no obligation to NTIS if such products are both made and sold outside the Licensed Territory; provided, however, that LICENSEE must bear all risks of third party claims against the Licensed Patent(s) in any area outside the Licensed Territory.


2.2 NTIS hereby grants to LICENSEE the right to grant sublicenses no greater in scope than the license granted in Paragraph 2.1 above to nonaffiliated companies subject to the provisions of this Agreement and to the submission to and approval by NTIS of the proposed sublicense, which approval shall not be unreasonably withheld. Each sublicense shall make reference to this Agreement and a copy of such sublicense shall be furnished to NTIS promptly after its execution.

2.3 NTIS hereby grants to LICENSEE and its included AFFILIATES and sublicensees the right to extend to their customers of Products used in practicing the Licensed Process on which a maintenance and royalty fee has been or will be paid the right to use such Products.

                              ARTICLE III
                         Royalties and Payments

3.1     Within thirty (30) days after the execution date of this Agreement
by NTIS, LICENSEE shall pay to NTIS an execution fee of [               ],
no part of which shall be refunded for any reason.

3.2     (a)     LICENSEE shall also pay to NTIS an annual maintenance fee of
[       ], no part of which shall be refunded for any reason.  The first annual maintenance fee payment which shall be paid at the time of making the payment required in Paragraph 3.1 above, shall be prorated for the balance of the calendar year remaining after the effective date of this Agreement.
Subsequent annual maintenance fees shall accrue on January 1 of each year and shall be payable within sixty (60) days thereafter during the term of this Agreement. Should the ordinary and usual costs to NTIS of maintaining any Licensed Patent(s) exceed in any year the total annual maintenance fee received from all licensees under such Licensed Patent(s), NTIS may request each licensee to increase its minimum annual fee for the following year by an amount proportionate to the number of licensees, the sum of which amounts equals such excess costs. Should LICENSEE fail to include such increased amount in its annual maintenance fee when due, NTIS may at its option, terminate LICENSEE's license as to such Licensed Patents in accordance with the provisions of Paragraph 8.2 hereof. The annual maintenance fee paid by LICENSEE for any given year shall be a credit against any administration and royalty fee accrued for such year in accordance with Paragraph 3.3 below. The administration and royalty accrued in any one calendar year shall not be credited against the annual maintenance fee paid or to be paid in any other year.
(b) Before any commitment to expend substantial funds for an extraordinary and unusual procedure for obtaining or maintaining any Licensed Patent(s), including but not limited to interference, reexamination, term-extension or reissue but not including infringement or counterclaims thereto, NTIS shall notify LICENSEE of such extraordinary and unusual procedure and the estimated cost thereof and request LICENSEE to assume responsibility for a proportionate share of such cost, i.e., the cost divided by the number of licensees under the

CONFIDENTIAL TREATMENT REQUESTED

Licensed Patents. Should LICENSEE decline to assume such responsibility, NTIS may terminate LICENSEE's license for the country in the Licensed Territory in which such cost would have been incurred under such Licensed Patent(s) in accordance with the provisions of Paragraph 8.2 hereof.

3.3 LICENSEE shall pay NTIS an administration and royalty fee on the Net Sales of LICENSEE (or its included AFFILIATES or sublicensees) of [ ], if the entire anti-Tac monoclonal antibody, as described in U.S. Patent Application Serial Number 7-085,707 filed August 17, 1987 (the "Antibody"), is included in the product used in practicing the Licensed Process by Licensee, its included AFFILIATES or sublicensees. In the event that the licensed Antibody or portion of it is sold as part of another protein or combination package containing antibodies or other reagents and if, as such part, the Antibody or a portion of it does not have a separate invoiced selling price, then for the purpose of computing royalties, the Net Sales Price of the Product used in practicing the licensed process shall be the net selling price of the entire protein multiplied by the ratio of the manufacturing cost of the antibody or portion of it to the manufacturing cost of the entire protein. This ratio shall be a fraction, the numerator of which shall be obtained by counting the number of Amino Acids comprising the complementary determining regions [as defined in E. Kabat et. al., Sequences of Proteins of Immological interest 45,121 (1983)], of the Antibody and the denominator of which shall be the total number of Amino Acids comprising the entire protein.

3.4     [       ] royalty fee shall be payable hereunder for direct sales of
Products used in practicing the Licensed Process by LICENSEE or its included AFFILIATES and sublicensees to the Government of the United States of America or on any such Product scrapped prior to shipment from its place of manufacture.

3.5 LICENSEE agrees to submit to NTIS within sixty (60) days after each calendar half year ending June 30th and December 31st, reports setting forth for the preceding six (6) month period the amount of Products used in practicing the Licensed Process made, used, sold or otherwise disposed of (except scrap as previously provided) by LICENSEE and its included AFFILIATES and sublicensees in the Licensed Territory, the Net Sales thereof separated as to Net Sales within the Licensed Territory and those of such Products made within the Licensed Territory but sold elsewhere and the amount of royalty fee due thereon, and with each such report LICENSEE agrees to pay the amount of such fee due. If no such fee is due to NTIS for any report period, the written report shall so state.

3.6 All payments due NTIS under this Article III shall be payable in United States dollars for the account of "NTIS/Patent Licensing." All checks and bank drafts shall be drawn on United States banks. If payments are overdue, late charges will be applied as required by the Department of Treasury (Treasury Fiscal Requirements Manual, Section 8020.20). Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States on the last business day of the applicable reporting period for the purchase of United States dollar bank wire transfers for settlement of such payment obligations. Any and all loss of exchange, value, taxes or other expenses incurred in the transfer or conversion of other currency to United States dollars shall be paid entirely by LICENSEE.

3.7 LICENSEE and/or its included AFFILIATES and/or sublicensees shall pay all necessary expenses for its commercialization of Products used in practicing the Licensed Process and such expenses shall not be deducted from any payments due NTIS as provided herein.

3.8 Except as provided in Paragraph 1.3(c), any tax on any payment due NTIS under this ARTICLE III in any country in which such payment accrued shall be paid by LICENSEE without deduction from the amount owned to NTIS.

                               ARTICLE IV
                                Markings

LICENSEE, its included AFFILIATES and sublicensees may, at their sole option and in conformity with applicable statutes, identify Licensed Products with the marking "Licensed Under U.S. Patent or "U.S. Patent Pending."" The name of the Government employee inventor(s), the name of any agency or department of the United States Government, or any adaptation of the above shall not be used in any promotional activity without prior written approval from NTIS.

                                ARTICLE V
                           Reports and Records

5.1 LICENSEE shall provide written annual reports within sixty (60) days of the end of each calendar year detailing progress being made to bring the invention licensed hereunder to practical application. No further annual progress reports will be required after notification of the first commercial sale of Licensed Products unless otherwise requested by NTIS.

5.2 LICENSEE and its included AFFILIATES shall keep and shall cause their sublicensees to keep accurate and complete records of Products used in practicing the Licensed Process made, used, sold or otherwise disposed of (except scrap as previously provided), and such products used solely for research under this Agreement in the Licensed Territory, appropriate to determine the amount of the administration and royalty fee due hereunder.
Such records shall be retained for at least two (2) years following a given reporting period and, upon reasonable notice, shall be available during normal business hours for inspection at the expense of NTIS by an accountant selected by NTIS and approved by LICENSEE for the sole purpose of verifying reports and payments hereunder. Such accountant shall not disclose to NTIS any information other than information relating to the accuracy of reports and payments made under this Agreement.

                               ARTICLE VI
                           Patent Enforcement

6.1 LICENSEE shall notify NTIS promptly in writing of any infringement of a Licensed Patent which becomes known to LICENSEE. If NTIS determines that a substantial infringement exists, NTIS shall communicate such determination to LICENSEE in writing and take prompt action to attempt to eliminate that substantial infringement. LICENSEE shall cooperate with NTIS in determining if substantial infringement exists and, if so, in attempting to eliminate that substantial infringement.

6.2 If NTIS receives LICENSEE's infringement notice under the provisions of paragraph 6.1 above and within a reasonable time following the date of such notice, NTIS is unsuccessful in eliminating the infringement which it has determined is substantial, NTIS agrees to recommend to the appropriate United States Government authorities that an infringement action based on such infringed Licensed Patent be initiated. LICENSEE shall, at NTIS' request, cooperate in every respect in the preparation and prosecuting of such action including making available to NTIS records, information, evidence, and testimony by employees of LICENSEE relevant to the substantial infringement of the Licensed Patent.

6.3 If, after twelve (12) months from the date of LICENSEE's notice of an infringement under the provisions of Paragraph 6.1 above, which infringement NTIS has determined constitutes a substantial infringement of a Licensed Patent and NTIS has not eliminated such substantial infringement and the United States Government has not initiated an infringement suit, LICENSEE shall be excused from payment of the royalty fee due hereunder resulting from sales or other dispositions of Licensed Products. When the substantial infringement has been eliminated or an infringement suit has been initiated, NTIS shall notify LICENSEE in writing of either of such event and LICENSEE's obligation to pay the annual maintenance and royalty fee shall resume as of the date that the infringement is eliminated or such infringement suit is initiated.

                              ARTICLE VII
                         Licensee Performance

7.1 LICENSEE shall expend reasonable efforts and resources to carry out the development and marketing plan submitted with LICENSEE's application for a license and to bring Products used in practicing the Licensed Process to the point of practical application (as defined at 37 C.F.R. 404.3(d)) within four years of the effective date of this Agreement, unless this period is extended by mutual agreement of the parties. NTIS shall not unreasonably withhold approval of any request of LICENSEE to extend this period, if such request is supported by a reasonable showing by LICENSEE of due diligence toward bringing such Products to the point of practical application. "Due diligence" shall include any reasonable and diligent application for approval required by any Government agency within the United States.

7.2 After bringing Products used in practicing the Licensed Process to the point of practical application in the Licensed Territory, LICENSEE agrees to keep Licensed Products reasonably available to the public in the Licensed Territory during the term of this Agreement.

7.3     LICENSEE agrees that Products used in practicing the Licensed
Process sold or otherwise disposed of in the United States by LICENSEE, its included AFFILIATES and the sublicensees will be manufactured substantially in the United States.

7.4 Failure to comply with the terms of this Article VII shall be cause for modification or termination of this Agreement in accordance with the provisions of Article VIII below.

                               ARTICLE VIII
                         Modification and Termination

8.1 This Agreement may be modified or terminated by NTIS subject to the provisions of Paragraphs 8.2 and 10.4 below, if it is determined that:
(a) LICENSEE, or any of its included AFFILIATES or any of its sublicensees fail to meet the obligations set forth in Article VII above;
(b)Such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of the license and such requirements are not reasonably satisfied by the LICENSEE, its included AFFILIATES or its sublicensees;
(c) LICENSEE has willfully made a false statement of or willfully omitted a material fact in the license application or in any report required by this Agreement;
(d) LICENSEE, or any of its included AFFIALIATES or any of its sublicensees commit a substantial breach of a covenant or agreement contained in this Agreement;
(e) LICENSEE is adjudged a bankrupt or has its assets placed in the hands of a receiver or makes any assignment or other accommodation for the benefit of creditors; or
(f) LICENSEE, or any of its included AFFILIATES or any of its sublicensees misuse any Licensed Patent.

8.2 Prior to any modification or termination of this Agreement NTIS shall furnish LICENSEE and any sublicensee of record a written notice of intention to modify or terminate, and the LICENSEE and any notified sublicensee shall be allowed thirty (30) days after the date on such notice to remedy any breach or default of any covenant or agreement of this Agreement or to show cause why this Agreement should not be modified or terminated.

8.3 LICENSEE may terminate this Agreement at any time as to any or all Licensed Patents upon ninety (90) days written notice to NTIS.

8.4 Upon termination of this Agreement, sums due to NTIS from LICENSEE in respect of the Licensed Patent(s) included in such termination shall become immediately payable. In all other respects, the rights and obligations of the parties hereto concerning the Licensed Patent(s) included in such termination shall cease as of the effective date of such termination.

8.5 In the event of termination of this Agreement, any sublicense of record granted pursuant to Paragraph 2.2 may, at sublicensee's option, be converted to a license directly between sublicensee and NTIS.

                               ARTICLE IX
                                Duration

This Agreement, unless sooner terminated as provided herein, shall remain in effect until the expiration of the last-to-expire Licensed Patent.

                                 ARTICLE X
                                 General

10.1 NTIS represents and warrants that the entire right, title and interest in the Licensed Patent(s) has been assigned to the United States of America as represented by the Secretary of Commerce and that NTIS has the authority to issue licenses under the Licensed Patent(s). NTIS does not warrant the patentability or validity of the Licensed Patent(s) and makes no representations whatsoever with regard to the scope of the Licensed Patent(s) or that such Licensed Patent(s) may be exploited without infringing other patents.

10.2 This Agreement shall not be transferred or assigned by LICENSEE to any party other than to a successor or assignee of the entire business interest of LICENSEE relating to Licensed Products.

10.3 NTIS shall notify LICENSEE of any subsequent agreement containing more favorable terms and conditions which may hereafter be granted by NTIS to any other party under the Licensed Patents; and LICENSEE, if it is in a position to do so, may substitute any or all the terms and conditions of such other agreement for the terms and conditions of this Agreement.

10.4 The parties shall make every reasonable effort to resolve amicably any dispute concerning a question of fact arising under this Agreement. Any disputes not settled amicably between the parties concerning a question of fact arising under this Agreement shall be decided by the Director, NTIS, who shall reduce his decision to writing and mail or otherwise furnish a copy thereof to LICENSEE. The decision of the Director, NTIS, to modify or terminate this Agreement shall be final and conclusive unless LICENSEE mails or otherwise furnishes to the Director, NTIS, a written appeal under the Appeal Procedures of 15 C.F.R. Part 17, Subpart C. Pending final decision of a dispute hereunder, LICENSEE shall proceed diligently with the performance of its obligations under this Agreement.

10.5 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the United States as interpreted and applied by the Federal courts in the District of Columbia.

10.6 Written notices required to be given under this Agreement shall be considered duly given if mailed by first class mail, postage prepaid and addressed as follows:
If to NTIS:             Director, Office of Federal Patent Licensing
                        National Technical Information Service
                        United States Department of Commerce
                        5285 Port Royal Road
                        Springfield, VA 22161

If to LICENSEE:         Protein Design Labs, Inc.
                        3181 Porter Drive
                        Palo Alto, CA 94304

or such other address as either party may request in writing.

10.7 This Agreement constitutes the entire understanding and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof or information relating thereto except for any non-disclosure agreement relating to the claims of the Licensed Patent(s) which non-disclosure agreement, if any, is incorporated herein by reference, and neither party shall be obligated by any condition, promise or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
The Effective Date of this Agreement is October 31, 1988.

Witness:                               National Technical Information Service
/s/ P. Divanain                        /s/Joseph F. Caponio
-------------------                    --------------------
                                       JOSEPH F. CAPONIO
                                       Director

October 12, 1988                       October 12, 1988
-------------------                    --------------------
     Date                                   Date

Protein Design Labs, Inc.

Witness:
/s/ Cary Queen                         /s/Laurence Jay Korn
---------------------                  ---------------------
                                       (By)

                                       President
                                       ---------------------
                                       (Title)

    10/6/88                                6/10/88
---------------------                  ---------------------
     Date                                   Date


                     SCHEDULE OF LICENSED PATENTS

                                                          Patent
Country         Patent Application No.   Date Filed       Number    Grant Date

United States   7-085,707                8/17/88
Canada                                   8/17/88

PCT
Japan

EPO via PCT
Austria
Belgium
Switzerland
West Germany
France
United Kingdom
Italy
The Netherlands
Luxembourg
Sweden